As filed with the Securities and Exchange Commission on December 6, 2006 Reg. No. 33

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________
FAMILY ROOM ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

                            New Mexico        85-0206160
                            (State or other jurisdiction of            (I.R.S. Employer
                            incorporation or organization)               identification No.)

8530 Wilshire Blvd. Suite 420
Beverly Hills, California 90211
(Address of principal executive offices)
________________________________________________

Consulting and Legal Services Plan

(Full title of plan)
________________________________

George Furla
President
8530 Wilshire Blvd. Suite 420
Beverly Hills, California 90211
(Name and address of agent for service)
(310) 659-9411
(Telephone number, including area code of agent for service)

Copy to:
Owen Naccarato, Esq.
18301 Von Karman Avenue, Suite 430
Irvine, CA 92612
(949) 851-9261

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share *	Proposed maximum Aggregate offering Price	Amount of Registration fee
Common Stock ($.01 par value)	25,000,000	$0.0053	$132,500	$14.18
* Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1933, based upon the average of the bid and asked prices per share of the registrant’s common stock reported by the OTC Nasdaq Stock Market on November 30, 2006.

PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The Company is offering shares of its common stock to various individuals for consulting and legal services performed on the Company's behalf.  This issuance of shares is being made pursuant to a Consulting agreements issued on December 1, 2006.  The Board has equated this number of shares to the value of the legal or consulting services provided or to be provided by these individuals.  The shares issued hereunder to eligible participants who are not affiliates of the Company as defined in Rule 405 of the Securities Act will not be subject to any resale restrictions.

The consulting services for which these shares are being issued are not in connection with any offer of sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the securities of the Company.

Item 2.  Registrant Information and Employee Plan Annual Information.*

The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Family Room Entertainment Corporation (the “Company”)(“FMLY”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) the Company’s annual report on Form 10-KSB for the fiscal year ended June 30, 2006 and 2005;

(b)the Company’s quarterly report on Form 10-QSB for the quarter ended September 30, 2006.

(c) the Registrant’s Form S-2 filed on April 3, 1987, pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock;

(d) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Naccarato & Associates. A portion of the shares being registered herein are being issued to Family Room Entertainment’s attorney in such law firm for services provided to FMLY.

Item 6. Indemnification of Directors and Officers

Section 53-12-2E of the New Mexico Statutes Annotated 1978 provides in general that a company’s articles of incorporation may provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless:
(1) the director has breached or failed to perform the duties of the director's office in compliance with Subsection B of Section 53-11-35 NMSA 1978; and
(2) the breach or failure to perform constitutes:
(a) negligence, willful misconduct or recklessness in the case of a director who has either an ownership interest in the corporation or receives in his capacity as a director or as an employee of the corporation compensation of more than two thousand dollars ($2,000) from the corporation in any calendar year; or

(b) willful misconduct or recklessness in the case of a director who does not have an ownership interest in the corporation and does not receive in his capacity as director or as an employee of the corporation compensation of more than two thousand dollars ($2,000) from the corporation in any calendar year.
Such a provision in the articles of incorporation shall, however, only eliminate the liability of a director for action taken as a director or any failure to take action as a director at meetings of the board of directors or of a committee of the board of directors or by virtue of action of the directors without a meeting pursuant to Section 53-11-43 NMSA 1978, on or after the date when such provision in the articles of incorporation becomes effective.

    Article XVI of the Company’s Article of Incorporation provide that the Company shall indemnify each director and each officer, his heirs, executors and administrators, against expenses reasonably incurred or liability incurred by him in connection with any action, suite or proceeding to which ha may be made a party by reason of his being or having been a Director or officer of the corporation, except in relation (i) to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for fraud or misconduct, and (ii) to liabilities under the Securities Act of 1933, as amended, or other applicable securities laws. In the event of a settlement before or after action or suite, indemnification shall be provided only in connection with such matters covered by the settlement as to which the corporation is advised by counsel that the person to be indemnified was not guilty of such fraud or misconduct. The foregoing right of indemnification shall not exclude other rights to which he may be entitled.

Commission Policy

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Experts

The consolidated financial statements of the company appearing in the Company’s Annual Report (Form 10-KSB) for the year ended June 30, 2006 have been audited by Ham, Langston & Brezina, L.L.P, independent registered public accountantsing firm as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Ham, Langston & Brezina, L.L.P, pertaining to such financial statements (to the extent filed with the Commission) given upon the authority of such firm as experts in giving such reports.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page 8.

Item 9. Undertakings

Undertaking (a)

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California on December 6, 2006.

By /s/ _George Furla__________
George Furla, President, Chief Executive Officer, Chief Accounting Officer and Director

By /s/ _Randall Emmett_________
Randall Emmett, Chief Operating Officer,
and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                                  Title                                                                       Date

/s/ George Furla
                                                                Chairman of the Board of Directors                  December 6, 2006
George Furla                                            President and Chief Executive
                                                                   Officer and Director

/s/ Randall Emmett
                                                               Chief Operating Officer and                               December 6, 2006
Randall Emmett                                        Director

INDEX TO EXHIBITS

Exhibit NO.	Description

4.1 Consulting Agreement Boaz Davidson
4.2 Consulting Agreement Jason Griffith
      4.3 Consulting Agreement Michael Mercy Santos
4.4 Consulting Agreement John Thompson
4.5 Consulting Agreement Mercer Dal Walton III
5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.
23.1 Consent of Ham, Langston & Brezina, L.L.P
23.2 Consent of Counsel (included as part of Exhibit 5.1)